EXHIBIT 99.1

Superconductor Technologies Inc. Reports Second Quarter 2008 Results

SANTA BARBARA, Calif., Aug. 12, 2008 (PRIME NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a leading provider of advanced wireless solutions, innovative adaptive filtering, and world class cryogenic products for commercial and government applications, reported results for the quarter and six months ended June 28, 2008.

Total net revenues for the second quarter were $2.9 million, compared to $3.5 million in the first quarter of 2008 and $4.7 million in the year ago second quarter. Net commercial product revenues for the second quarter of 2008 were $1.3 million, compared to $2.0 million in the first quarter of 2008 and $3.7 million in the second quarter of 2007. Government and other contract revenue totaled $1.6 million during the 2008 second quarter, compared to $1.5 million in first quarter of 2008 and $1.0 million during the year ago period.

Jeff Quiram, STI's president and chief executive officer, said, "Our second quarter financial results are indicative of the shift in capital spending priorities in the first half of 2008, with the majority of our commercial customers focused on adding capacity to existing sites. We have made detailed preparations so that we can respond rapidly when our customers' spending priorities shift back to performance enhancement projects, a transition that we believe has already begun. We have also been actively engaged with our customers as they develop plans to deploy the new 700 megahertz spectrum they acquired in March. STI is the recognized expert in interference elimination and we are excited to be working on solutions with our customers that will deliver the optimal utilization of this valuable spectrum. Internationally, we are presently completing the final preparatory efforts for the TD-SCDMA field trial in China, which will be completed shortly after the Olympics end later this month."

"We also continue to pursue opportunities to utilize our exceptional expertise and patented technologies in several new areas, most notably our recently announced collaborative effort with the Department of Energy's Los Alamos National Laboratory. This collaboration involves the research and development of high-temperature superconducting (HTS) power distribution applications that save energy and provide higher capacity power lines for the electrical grid," Quiram added.

Net loss for the second quarter was $3.3 million, compared to a net loss of $2.3 million in the first quarter of 2008 and $2.0 million in the second quarter of 2007. Net loss per share was $0.21, compared to a net loss of $0.17 per share in the first quarter of 2008 and a net loss per share of $0.16 in the year ago period.

For the six-month period ending June 28, 2008, total net revenues were $6.4 million, compared to $8.9 million for the first half of 2007. Net commercial product revenues for the first half of 2008 were $3.3 million, compared to $7.2 million in the year ago period. The company recorded $3.1 million in government and other contract revenues for the first half of 2008, compared to $1.7 million for the first half 2007. The net loss for the first half of 2008 was $5.7 million, or $0.38 per share, compared to $4.9 million, or $0.39 per share, for the prior year's first half.

As of June 28, 2008, STI had $13.0 million in cash and cash equivalents. During the quarter, STI received net proceeds of $5.6 million from a registered direct offering. As of June 28, 2008, STI had a commercial product backlog of $12,000 compared to $192,000 at the end of the first quarter of 2008 and $143,000 at the end of the year-ago quarter.

Investor Conference Call

STI will host a conference call at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, today, August 12th, to discuss its second quarter 2008 financial results. Participating in the call will be Jeff Quiram, president and chief executive officer, Bill Buchanan, corporate controller, and Terry White, vice president of worldwide sales.

To listen to the call live, please dial 800-240-5318 at least 10 minutes before the start of the conference. International participants may dial 303-262-2075. No pass code is required. The call is also being webcast and can be accessed from the "Investor Relations" section of the company's website at ttp://www.suptech.com. A telephone replay will be available until midnight PT on August 14 by dialing 800-405-2236 or 303-590-3000, and entering pass code 11117517#. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data application as well as advanced HTS thin film deposition techniques and cooling technologies. Commercially, STI's SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit www.suptech.com

The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company's Annual Report on Form 10-K for 2007. Other factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its Annual Report on Form 10-K for 2007. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

                  SUPERCONDUCTOR TECHNOLOGIES INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                       Three Months Ended         Six Months Ended
                    ------------------------  ------------------------
                      June 30,     June 28,     June 30,     June 28,
                        2007         2008         2007         2008
                    -----------  -----------  -----------  -----------

 Net revenues:
  Net commercial
   product revenues  $3,653,000   $1,348,000   $7,187,000   $3,341,000
  Government and
   other contract
   revenues           1,032,000    1,601,000    1,681,000    3,080,000
                    -----------  -----------  -----------  -----------

   Total net
    revenues          4,685,000    2,949,000    8,868,000    6,421,000

 Costs and expenses:
  Cost of commercial
   product revenues   3,228,000    2,155,000    7,130,000    4,173,000
  Contract research
   and development      607,000    1,247,000    1,055,000    2,489,000
  Other research and
   development          813,000      743,000    1,725,000    1,151,000
  Selling, general
   and
   administrative     2,043,000    2,215,000    3,941,000    4,416,000
                    -----------  -----------  -----------  -----------

   Total costs and
    expenses          6,691,000    6,360,000   13,851,000   12,229,000
                    -----------  -----------  -----------  -----------

 Loss from
  operations         (2,006,000)  (3,411,000)  (4,983,000)  (5,808,000)

  Interest income        35,000       70,000       86,000      169,000
  Interest expense      (11,000)      (8,000)     (22,000)     (17,000)
                    -----------  -----------  -----------  -----------

   Net loss         $(1,982,000) $(3,349,000) $(4,919,000) $(5,656,000)
                    ===========  ===========  ===========  ===========

 Basic and diluted
  loss per common
  share                  $(0.16)      $(0.21)      $(0.39)      $(0.38)
                    ===========  ===========  ===========  ===========

 Weighted average
  number of common
  shares
  outstanding        12,483,367   16,316,072   12,483,367   14,976,078
                    ===========  ===========  ===========  ===========

                  SUPERCONDUCTOR TECHNOLOGIES INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                  ASSETS                    December 31,    June 28,
                                                2007          2008
                                            ------------  ------------
                                             (See Note)    (Unaudited)
 Current Assets:
  Cash and cash equivalents                   $3,939,000   $12,987,000
  Accounts receivable, net                     2,413,000     1,468,000
  Inventory, net                               3,415,000     6,215,000
  Prepaid expenses and other current assets      442,000       414,000
                                            ------------  ------------
   Total Current Assets                       10,209,000    21,084,000

  Property and equipment, net of accumulated
   depreciation of $19,129,000 and
   $19,246,000, respectively                   3,961,000     3,351,000
  Patents, licenses and purchased
   technology, net of accumulated
   amortization of  $1,722,000 and
   $1,887,000, respectively                    2,236,000     2,245,000
     Investment in joint venture                      --       401,000
    Other assets                                 219,000       229,000
                                            ------------  ------------
      Total Assets                           $16,625,000   $27,310,000
                                            ============  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
  Accounts payable                            $1,467,000    $1,213,000
  Accrued expenses                             1,405,000     1,182,000
  Proceeds for shares to be issued             4,000,000            --
  Current portion of capitalized lease
   obligations and long term debt                 45,000        64,000
                                            ------------  ------------
   Total Current Liabilities                   6,917,000     2,459,000

  Other long term liabilities                    518,000       521,000
                                            ------------  ------------
   Total Liabilities                           7,435,000     2,980,000

 Commitments and contingencies

 Stockholders' Equity:
  Preferred stock, $.001 par value,
   2,000,000 shares authorized, 611,523
   issued and outstanding                             --         1,000
  Common stock, $.001 par value, 250,000,000
   shares authorized, 12,511,414 and
   17,612,775 shares issued and outstanding,
   respectively                                   12,000        18,000
  Capital in excess of par value             209,163,000   229,953,000
  Accumulated deficit                       (199,985,000) (205,642,000)
                                            ------------  ------------
   Total Stockholders' Equity                  9,190,000    24,330,000
                                            ------------  ------------

   Total Liabilities and Stockholders'
    Equity                                   $16,625,000   $27,310,000
                                            ============  ============

  Note - December 31, 2007 balances were derived from audited financial statements

                  SUPERCONDUCTOR TECHNOLOGIES INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                                  Six Months Ended
                                              ------------------------
                                                June 30,     June 28,
                                                  2007         2008
                                              -----------  -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                     $(4,919,000) $(5,656,000)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization                 1,212,000      871,000
  Warrants-Options                                176,000      302,000
  Provision for excess and obsolete
   inventories                                    160,000           --
  Reserve for impairment of note and interest
   receivable from Stockholder                   (583,000)          --
   Changes in assets and liabilities:
    Accounts receivable                          (666,000)     943,000
    Inventory                                   1,934,000   (2,800,000)
    Prepaid expenses and other current assets     676,000       27,000
    Patents, licenses and purchased technology    (92,000)    (175,000)
    Other assets                                  (13,000)      (8,000)
    Accounts payable, accrued expenses and
     other long-term liabilities                 (379,000)    (429,000)
                                              -----------  -----------
     Net cash used in operating activities     (2,494,000)  (6,925,000)

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from the sale of property and
  equipment                                        25,000           --
 Investment in joint venture                           --     (401,000)
 Purchases of property and equipment              (96,000)     (95,000)
                                              -----------  -----------
     Net cash used in investing activities        (71,000)    (496,000)

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from shares to be issued                     --   (4,000,000)
 Payments on long-term obligations                (10,000)          --
 Proceeds from the sale of common stock                --   20,469,000
                                              -----------  -----------
     Net cash provided by (used in) financing
      activities                                  (10,000)  16,469,000
                                              -----------  -----------

 Net increase (decrease) in cash and cash
  equivalents                                  (2,575,000)   9,048,000
 Cash and cash equivalents at beginning of
  period                                        5,487,000    3,939,000
                                              -----------  -----------
 Cash and cash equivalents at end of period    $2,912,000  $12,987,000
                                              ===========  ===========

CONTACT:  Lippert / Heilshorn & Associates
          Kirsten Chapman
          Cathy Mattison
          +1-415-433-3777
          invest@suptech.com